NasdaqGM:CECE	NEWS RELEASE

CECO Environmental Reports Fourth Quarter and Full Year 2014 Results

Company increases quarterly dividend by 10% to $0.066 per share

•	Revenue was $76.1 million for the fourth quarter, up 10.7% from $68.7 million in the prior year period. Revenue was $263.2 million for the full year, up 33.4% from $197.3 million in the prior year.

•	Operating income was $4.5 million for the fourth quarter, up 21.6% from $3.7 million in the prior year period. Non-GAAP operating income was $8.3 million for the fourth quarter, down 11.7% from $9.4 million in the prior year period. Operating income was $22.4 million for the full year, up 220.3% from $7.0 million in the prior year. Non-GAAP operating income was $34.7 million for the full year, up 34.5% from $25.8 million in the prior year.

•	Adjusted EBITDA was $9.7 million for the fourth quarter, down from $10.6 million in the prior year period. Adjusted EBITDA was $39.5 million for the full year, up 38.6% from $28.5 million in the prior year.

•	Net income per diluted share was $0.07 in the fourth quarter, compared with net income per diluted share of $0.11 in the prior-year period. Non-GAAP net income per diluted share was $0.22 for the fourth quarter of 2014, versus $0.23 in the prior year period. Net income per diluted share was $0.50 for the full year 2014, compared with net income per diluted share of $0.32 in the prior year period. Non-GAAP net income per diluted share was $0.94 for the full year of 2014, versus $0.95 in the prior year.

•	Achieved record backlog of $140.1 million as of December 31, 2014.

CINCINNATI, Ohio, March 5, 2015 — CECO Environmental Corp. (NasdaqGM:CECE), a leading global environmental technology company focused on critical solutions in the air pollution control (APC), energy, and fluid handling and filtration industries, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Total revenue in the fourth quarter of 2014 was $76.1 million, up 10.7% from $68.7 million in the prior-year’s fourth quarter. Acquisitions contributed $13.3 million of revenue in the quarter.

Net income was $1.9 million in the fourth quarter of 2014 as compared with net income of $2.8 million in the fourth quarter of 2013. Excluding acquisition and integration expenses, amortization and earn-out expenses, inventory and plant, property and equipment valuation adjustments attributable to recent acquisitions, foreign currency re-measurement and legal reserves, non-GAAP net income decreased 3.3% to $5.9 million. Net income per diluted share was $0.07 in the fourth quarter of 2014 as compared with net income per diluted share of $0.11 in the fourth quarter of 2013. Non-GAAP net income per diluted share, adjusted as noted above was $0.22 per diluted share in the fourth quarter 2014 share compared with $0.23 in the prior year.

Bookings were $63.7 million in the fourth quarter of 2014, compared with $66.8 million in the fourth quarter of 2013 and $69.9 million in the third quarter of 2014. Bookings were $254.9 million for full year 2014 versus $198.9 million for full year 2013.

FINANCIAL HIGHLIGHTS FOR FULL YEAR 2014

Revenue in 2014 was $263.2 million, up 33.4% from $197.3 million in 2013. Acquisitions completed during 2014, contributed $13.3 million in revenue in 2014, all of which was in the fourth quarter of 2014.

Net income in 2014 was $13.1 million as compared with $6.6 million in 2013. Excluding acquisition and integration expenses, amortization and earn-out expenses, inventory and plant, property and equipment valuation adjustments attributable to recent acquisitions, foreign currency re-measurement and legal reserves, non-GAAP net income increased 24.9% to $24.6 million compared with $19.7 million in the prior year period.

Net income per diluted share was $0.50 in 2014 as compared with $0.32 in 2013; non-GAAP diluted net income per diluted share was $0.94 in 2014 compared with $0.95 in 2013.

BACKLOG AND BOOKINGS

Total backlog at December 31, 2014 was $140.1 million, a new record, as compared with $106.2 million on September 30, 2014, and $98.5 million on December 31, 2013. Acquisitions contributed approximately $49.9 million to the backlog on a year-over-year basis.

Bookings in the fourth quarter of 2014 were $63.7 million, down from $66.8 million in the prior year period. Bookings were $254.9 million in 2014, compared with $198.9 million in 2013.

QUARTERLY DIVIDEND

On March 4, 2015, CECO’s Board of Directors approved a 10% increase in its quarterly dividend to $0.066 per share from $0.06 per share. The increase is a result of the Board’s confidence in the Company’s growth strategy and strong balance sheet. The dividend will be paid on March 31, 2015 to all stockholders of record at the close of business on March 19, 2015. CECO initiated a Dividend Reinvestment Plan (“DRIP”) in 2012 that provides for the voluntary reinvestment of dividends by its stockholders.

BALANCE SHEET

Cash and cash equivalents were $19.4 million and bank debt was $112.4 million as of December 31, 2014 compared with $22.7 million in cash and cash equivalents and $89.1 million in bank debt as of December 31, 2013. The increase in bank debt was attributable to acquisitions completed in 2014. Net debt-to-equity ratio was 0.55X as of December 31, 2014 and net debt-to-adjusted EBITDA was 2.0X for the twelve months ended December 31, 2014.

OPERATIONAL SUMMARY

“We were disappointed with revenue in the quarter as we realized a slight decrease in organic revenue which led to lower-than-expected operating income and earnings per share,” said Jeff Lang, Chief Executive Officer of CECO. “We remain highly focused on driving organic growth and I am encouraged by the solid increase in second half 2014 bookings compared to the first half of the year. In particular, our APC business showed a solid improvement in terms of revenue and bookings. The negative mix shift in the quarter resulted from a few large strategic projects booked during 2014 in our Energy segment. These particular projects carried lower gross margins than our corporate average, but were very important to us strategically. Additionally, gross margins were impacted by recently acquired businesses, which are currently running below the corporate average gross margins. That being said, we have consistently proven our ability to extract synergies from acquisitions and expect similar success with Emtrol and Zhongli in 2015.”

Jeff Lang also commented, “We are building a world class company at CECO with the size and scale necessary to be a global leader. Since 2010, we have grown EBITDA at a compound annual growth rate of close to 60%, but our work is not done as we continue to focus on driving organic growth, improving margins and adding attractive bolt-on acquisitions. We continue to invest heavily in our sales excellence initiatives, training and expect better organic growth across all of our business segments in 2015. 2015 Q1 YTD bookings are starting off strong. We are focused on a number of key growth drivers including leveraging our expanded footprint in China, capturing more natural gas power generation business, market share gains through the Emtrol Buell FKI merger (combination of Emtrol LLC acquisition with our Buell FKI business), driving organic growth in APC with our OneCeco initiative and capturing more reoccurring revenue from our $3.5 billion installed base.

Jeff Lang, Chief Executive Officer, and Ed Prajzner, Chief Financial Officer, will discuss the Company’s fourth quarter and full year 2014 results during a conference call scheduled for Thursday, March 5, 2015 at 8:30 a.m. EST (7:30 a.m. Central Time).

CLICK HERE (or copy and paste this link: http://public.viavid.com/index.php?id=113285) to register for, and listen to the live Earnings Call Webcast. The webcast of the live call and a copy of the presentation to be used during the call can also be accessed from the homepage of CECO’s website at http://www.cecoenviro.com.

You may also participate by calling the US/Canada Dial-In # 1-888-505-4375 (Toll-Free) or the International Dial-In # 1-719-457-2697 (Conference ID 9193826) at 8:20 AM ET.

A taped replay of the conference call will be available from 11:30 AM ET on the day of the call until Thursday, March 19, 2015 at 11:59 PM ET. To access the taped replay, call the US/Canada Dial-In # 1-877-870-5176 or the International Dial-In # 1-858-384-5517 and enter conference ID 9193826.

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a leading global environmental technology company focused on critical solutions in the product recovery, air pollution control, fluid handling and filtration segments. Through its well-known brands, CECO provides a wide spectrum of products and services including dampers & diverters, cyclonic technology, thermal oxidizers, filtration systems, scrubbers, fluid handling equipment and plant engineered services and engineered design build fabrication. These products play a vital role in helping companies achieve exacting production standards, meeting increasing plant needs and stringent emissions control regulations around the globe. CECO globally serves the broadest range of markets and industries including power, municipalities, chemical, industrial manufacturing, refining, petrochemical, metals, minerals & mining, hospitals and universities. CECO is focused on building long-term shareholder value by bringing its unique technology, portfolio and operational excellence to strategic key growth markets around the world, while maintaining the highest standards of employee development, project execution and safety leadership. CECO is listed on NASDAQ under the ticker symbol “CECE” and is a member company of the Russell 2000 Index. For more information on CECO Environmental, please visit the company’s website at http://www.cecoenviro.com.

Contact:

Corporate Information

Jeff Lang, Chief Executive Officer

Edward Prajzner, Chief Financial Officer

1-800-333-5475

or

Investor Relations:

Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198

Email: Shawn@blueshirtgroup.com

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
($ in thousands, except per share data)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$19,362	$22,661
Accounts receivable, net	58,394	44,364
Costs and estimated earnings in excess of billings on uncompleted contracts	24,371	11,110
Inventories, net	23,416	25,376
Prepaid expenses and other current assets	9,046	6,651
Prepaid income taxes	4,190	3,527
Assets held for sale	4,188	11,083

Total current assets	142,967	124,772
Property, plant and equipment, net	18,961	21,665
Goodwill	166,874	132,220
Intangible assets—finite life, net	58,398	46,813
Intangible assets—indefinite life	19,766	18,419
Deferred income tax asset, net	3,003	66
Deferred charges and other assets	3,723	4,581

	$413,692	$348,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$8,887	$9,922
Accounts payable and accrued expenses	50,712	34,356
Billings in excess of costs and estimated earnings on uncompleted contracts	14,597	13,486
Income taxes payable	1,805	1,569

Total current liabilities	76,001	59,333
Other liabilities	27,884	10,302
Debt, less current portion	103,541	79,160
Deferred income tax liability, net	26,365	29,335

Total liabilities	233,791	178,130

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized, 26,404,869 and 25,724,519 shares issued in 2014 and 2013, respectively	264	257
Capital in excess of par value	167,963	159,566
Accumulated earnings	19,051	11,911
Accumulated other comprehensive loss	(7,021)	(972)

	180,257	170,762
Less treasury stock, at cost, 137,920 shares in 2014 and 2013	(356)	(356)

Total shareholders’ equity	179,901	170,406

	$413,692	$348,536

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
(dollars in thousands, except per share data)	2014	2013	2014	2013
Net sales	$76,106	$68,727	$263,217	$197,317
Cost of sales	53,519	47,207	178,394	135,762

Gross profit	22,587	21,520	84,823	61,555
Selling and administrative	14,288	13,060	50,690	37,098
Acquisition and integration expenses	948	606	1,269	7,224
Amortization and earn out expenses	2,863	3,171	10,151	6,761
Legal reserves	—	1,000	300	3,500

Income from operations	4,488	3,683	22,413	6,972
Other (expense) income, net	(625)	818	(2,311)	982
Interest expense	(883)	(792)	(3,138)	(1,499)

Income before income taxes	2,980	3,709	16,964	6,455
Income tax expense (benefit)	1,120	942	3,887	(102)

Net income	$1,860	$2,767	$13,077	$6,557

Earnings per share:
Basic	$0.07	$0.11	$0.51	$0.33

Diluted	$0.07	$0.11	$0.50	$0.32

Weighted average number of common shares outstanding:
Basic	26,057,831	25,582,686	25,750,972	20,116,991
Diluted	26,467,984	26,101,523	26,196,901	20,719,951

CECO ENVIRONMENTAL CORP. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2014	2013	2014	2013
Gross profit as reported in accordance with GAAP	$22.6	$21.5	$84.8	$61.6
Gross profit margin in accordance with GAAP	29.7%	31.3%	32.2%	31.2%
Inventory valuation adjustment	—	0.7	—	1.1
Plant, property and equipment valuation adjustment	0.1	0.1	0.6	0.2

Non-GAAP gross margin	$22.7	$22.3	$85.4	$62.9
Gross profit margin	29.8%	32.4%	32.4%	31.9%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2014	2013	2014	2013
Operating income as reported in accordance with GAAP	$4.5	$3.7	$22.4	$7.0
Operating margin in accordance with GAAP	5.9%	5.4%	8.5%	3.5%
Inventory valuation adjustment	—	0.7	—	1.1
Plant, property and equipment valuation adjustment	0.1	0.1	0.6	0.2
Acquisition and integration expenses	0.9	0.6	1.3	7.2
Amortization and contingent acquisition expenses	2.8	3.3	10.1	6.8
Legal reserves	—	1.0	0.3	3.5

Non-GAAP operating income	$8.3	$9.4	$34.7	$25.8
Operating margin	10.9%	13.6%	13.2%	13.1%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2014	2013	2014	2013
Net income as reported in accordance with GAAP	$1.9	$2.8	$13.1	$6.6
Inventory valuation adjustment	—	0.7	—	1.1
Plant, property and equipment valuation adjustment	0.1	0.1	0.6	0.2
Acquisition and integration expenses	0.9	0.6	1.3	7.2
Amortization and contingent acquisition expenses	2.8	3.3	10.1	6.8
Legal reserves	—	1.0	0.3	3.5
Foreign currency remeasurement	1.2	(1.1)	2.9	(1.1)
Tax benefit of expenses	(1.0)	(1.3)	(3.7)	(4.6)

Non-GAAP net income	$5.9	$6.1	$24.6	$19.7
Depreciation	0.8	0.6	3.1	1.6
Non-cash stock compensation	0.5	0.5	1.7	1.1
Other (income)/expense	(0.6)	0.3	(0.6)	0.1
Interest expense	0.9	0.8	3.1	1.5
Income tax expense	2.2	2.3	7.6	4.5

Non-GAAP adjusted EBITDA	$9.7	$10.6	$39.5	$28.5
Earnings per share:
Basic	$0.07	$0.11	$0.51	$0.33
Diluted	$0.07	$0.11	$0.50	$0.32
Non-GAAP earnings per share:
Basic	$0.22	$0.24	$0.95	$0.98
Diluted	$0.22	$0.23	$0.94	$0.95

NOTE REGARDING NON-GAAP FINANCIAL MEASURES

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP gross profit margin, non-GAAP operating margin, non-GAAP earnings per basic and diluted share and adjusted non-GAAP EBITDA, as we present them in the financial data included in this press release, have been adjusted to exclude the effects of expenses related to acquisition and integration expense activities including retention, legal, accounting, banking, amortization and contingent earnout expenses, foreign currency re-measurement, legal reserves and the associated tax benefit of these charges. Management believes that these items are not necessarily indicative of the Company’s ongoing operations and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. Management utilizes this information to evaluate its ongoing financial performance. Our financial statements may continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP gross profit margin, non-GAAP operating margin, non-GAAP earnings per basic and diluted shares and adjusted non-GAAP EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of CECO’s results as reported under GAAP.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP gross profit margin, non-GAAP operating margin, non-GAAP earnings per basic and diluted share and non-GAAP EBITDA, stated in the tables above present the most directly comparable GAAP financial measure and reconcile to the most directly comparable GAAP financial measures.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate acquired businesses and realize the synergies from acquisitions, as well as a number of factors related to our business including economic and financial market conditions generally and economic conditions in CECO’s service areas; dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding estimates and method of accounting for contract revenue; fluctuations in operating results from period to period due to seasonality of the business; the effect of growth on CECO’s infrastructure, resources, and existing sales; the ability to expand operations in both new and existing markets; the potential for contract delay or cancellation; changes in or developments with respect to any litigation or investigation; the potential for fluctuations in prices for manufactured components and raw materials; the substantial amount of debt in connection with acquisitions and our ability to repay or refinance it or incur additional debt in the future; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. These and other risks and uncertainties are discussed in more detail in CECO’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only to our views as of the date the statement is made. All forward-looking statements attributable to CECO or persons acting on behalf of CECO are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and CECO’s respective filings with the Securities and Exchange Commission. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, CECO undertakes no obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.